Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in previously filed Registration Statements on Form S-8, File No. 333-186566, which was effective on February 11, 20 l3 of our report dated April 23, 20 l3 relating to our audit of the consolidated financial statements which appear in the Annual Report on Form 10-K of Alternative Fuels Americas, Inc. (the "Company") for the year ended December 31, 2012. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Prospectus.

/s/ DeMeo, Young, McGrath

Fort Lauderdale, Florida

April 23, 2013